SHARE EXCHANGE AGREEMENT


                             by and among


                     KIRSHNER INTERNATIONAL INC.
                        a Delaware Corporation

                                 and

                       THE KIRSHNER CORPORATION
                        a Delaware Corporation



                             May 6, 2002
                      SHARE EXCHANGE AGREEMENT

       THIS SHARE EXCHANGE AGREEMENT (the "Agreement") is made and entered into this 6th day of May 2002 (the "Effective Date"), by and among Kirshner International Inc., a Delaware corporation with its principal place of business located at 710 Oakfield Drive, Suite 202, Brandon, Florida 33511 ("International") and the holders (collectively, the "Exchanging Shareholders") of One Hundred Thousand (100,000) shares (the "Kirshner Exchange Shares") of common stock, par value $. 01 per share (the "Kirshner Common Stock") of The Kirshner Corporation, a Delaware corporation ("Kirshner"). International and the Exchanging Shareholders are hereinafter referred to collectively as the "Parties".

       This Agreement contemplates a transaction in which International will exchange Twenty Two Million (22,000,000) shares (the "International Exchange Shares") of the common stock, par value $.001 per share of International (the "International Common Stock") with the Exchanging Shareholders for the Kirshner Exchange Shares, whereupon Kirshner will become a wholly owned Subsidiary of International. This Agreement further contemplates that simultaneously with the foregoing exchange, International will issue 660,000 shares of International Common Stock in order to convert certain convertible promissory notes issued by Kirshner in the aggregate amount outstanding of $660,000.00 (the "Kirshner Convertible Debt") into equity. Accordingly, International shall issue Twenty Two Million Six Hundred Sixty Thousand (22,660,000) International Shares in connection with the transactions contemplated hereby.

                              AGREEMENT

       NOW, THEREFORE, in consideration of the mutual promises, covenants, and representations contained herein, the Parties hereto agree as follows:

       1.      Representations, Covenants and Warranties of
International. Except as disclosed in Schedule 1 which is attached hereto and incorporated herein by reference, International, hereby represents and warrants to International, each of which such representations and warranties shall survive the Closing (as hereinafter defined) hereof and the consummation of the transactions contemplated hereby, as follows:

        (a) Organization. International is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. International has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Attached hereto as Exhibit 1.(a) are complete and correct copies of the articles of incorporation, bylaws and amendments thereto as in effect on the Effective Date. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not violate any provision of International's articles of incorporation or bylaws. International has full power, authority and legal right and has taken all action required by law, its articles of incorporation, its bylaws or otherwise to authorize the execution and delivery of this Agreement.

        (b) Capitalization. The authorized capitalization of International consists of 100,000,000 shares of International Common Stock and 5,000,000 shares of preferred stock, $0.001 par value per share (the "International Preferred Stock"). As of the date hereof, 94,185,000 shares of the International Common Stock is issued and outstanding and no shares of the International Preferred Stock is issued and outstanding. Keith Webb ("Webb") owns ninety million (90,000,000) shares of International Common Stock (the "Webb Shares") and the public float consists of 4,185,000 shares of International Common Stock (the "Public Float"). All International Shares that are a part of the Public Float may be sold by the Holders thereof without restriction under the Act. International is obligated to file reports (collectively, the "Reports") pursuant to the provisions of 15(d) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"). International has filed all necessary reports, quarterly, annual and special, with the Securities and Exchange Commission (the "SEC") on a timely basis. All issued and outstanding shares of International Common Stock are legally issued, fully paid and nonassessable and have not been issued in violation of the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act or the preemptive or other rights of any third party. There are no warrants or options outstanding and there are no other outstanding subscriptions, convertible securities, or other agreements or commitments obligating International to issue or to transfer from treasury any shares of its capital stock of any class, except for the Subscription Agreement (as hereinafter defined).

        (c)    Subsidiaries.   International has no subsidiaries.

        (d)    Tax Matters; Books and Records.

               (1) The books and records, financial and others, of International are in all material respects complete and correct and have been maintained in accordance with good business and generally accepted accounting practices.

               (2) International has no liabilities with respect to the payment of any country, federal, state, county or local taxes (including any deficiencies, interest or penalties).

               (3)    International has not other liabilities
       whatsoever.

               (4)    Neither International nor any of its
       properties or assets are subject to any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, that are not reflected in its financial statements for the period ended March 31, 2002 (the "International Financial Statements").

        (e) Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or threatened by or against or affecting International or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse affect on the business, operations, financial condition or income of International. International is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

        (f) Material Contract Defaults. International is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of International, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which International has not taken adequate steps to prevent such a default from occurring.

        (g) Information. None of the representations and warranties of International or other information concerning International set forth in this Agreement, in any schedule, exhibit or certificate furnished or to be furnished in connection with this Agreement are incomplete or inaccurate in any material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made in light of the circumstances under which they were made, not misleading.
The Reports filed by International with the SEC are complete and accurate in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made in light of the circumstances under which they were made, not misleading.

        (h)    Title and Related Matters.   International  has good
and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interest in properties and assets, real and personal (collectively, the "International Assets"), as such International Assets are reflected in the International Financial Statements, free and clear of all liens, pledges, charges or encumbrances. International owns, free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever, all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with International's business.
No third party has any right to, and International has not received any notice of infringement of or conflict with any asserted right of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly on in the aggregate, if the subject of an unfavorable decision ruling or finding, would have a materially adverse affect on the business, operations, financial conditions or income of International or any material portion of its properties, assets or rights.

        (i) Contracts. On the Closing Date (as hereinafter defined):

               (1)    There will be no material contracts,
       agreements franchises, license agreements, or other commitments to which International is a party or by which it or any of its properties are bound;

               (2) International will not be a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award that materially and adversely affects, or in the future may (as far as International can now foresee) materially and adversely affect , the business, operations, properties, assets or conditions of International; and

               (3) International will not be a party to any material oral or written: (I) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended;
       (iii) agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise; (v) consulting or other contract; (vi) collective bargaining agreement; and (vii) any other contract, agreement or other commitment involving payment due from International.

        (j) Compliance With Laws and Regulations. To the best of International's knowledge and belief, International has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of International or would not result in International incurring material liability.

        (k) Insurance. All of the insurable properties of International are insured for International's benefit under valid and enforceable policy or policies containing substantially equivalent coverage and will be outstanding and in full force at the Closing Date (as hereinafter defined).

        (l) Approval of Agreement. International has full corporate authority to enter into this Agreement. The directors of International have taken all required action to authorize the execution and delivery of this Agreement and the performance of the obligations of International hereunder. This Agreement is and will be, when executed and delivered by International a valid and binding agreement of International, enforceable against International in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally.

        (m) Material Transactions or Affiliations. There are no material contracts or agreements of arrangement between International and any person, who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known to beneficially own ten percent (10%) or more of the issued and outstanding International Common Stock and which is to be performed in whole or in part after the date hereof. International has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into material transactions with any such affiliated person.

        (n) No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which International is a party or to which any of its properties or operations are subject.

        (o) Governmental Authorizations. International has all licenses, franchises, permits or other governmental authorizations legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with applicable federal and state securities and corporation laws, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental or regulatory body is required in connection with (I) the execution and delivery by International of this Agreement; (ii) the performance by International of its obligations under this Agreement; or (iii) the consummation by International of the transactions contemplated under this Agreement.

        (p) Quotation. Certain eligible International Common Stock is currently quoted on the Over-the-Counter Bulletin Board (the "OTCBB"), under the symbol "KSNR", and International is not aware of ongoing or contemplated action by the National Association of Securities Dealers, Inc. ("NASD") to remove such eligible International Common Stock from the OTCBB.

        (q) Indemnity. International hereby covenants and agrees to protect, indemnify and hold International, Exchanging Shareholders, jointly and severally, and Kirshner, and each of their respective officers, directors and shareholders, harmless from and against any and all claims, demands, causes of action, judgments, orders, decrees, damages, liabilities, court or other costs, attorney fees, reasonable costs of investigation and other costs and expenses whatsoever (I) arising out of or attributable to any breach or violation of, or the falsity, inaccuracy or failure of, any representation, warranty or covenant made by International.

       2. Representations, Covenants and Warranties of Kirshner. Except as disclosed in Schedule 2 which is attached hereto and incorporated herein by reference, Matt Wager, the president and sole director of Kirshner (the "Kirshner Responsible Party"), pursuant to the authority vested in the Kirshner Responsible Party by the Exchanging Shareholders, hereby represents and warrants to International to the best knowledge of the Kirshner Responsible Party as follows:

        (a) Organization. Kirshner is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. Kirshner has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Attached hereto as Exhibit 2.(a) are complete and correct copies of the articles of incorporation, bylaws and amendments thereto as in effect on the Effective Date. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not violate any provision of Kirshner's articles of incorporation or bylaws. The Kirshner Responsible Party has full power, authority and legal right to join in the execution of this Agreement for the purposes expressed.

        (b) Capitalization. The authorized capitalization of Kirshner consists of 100,000 shares of Kirshner Common Stock and no shares of preferred stock. As of the date hereof, 100,000 shares of the Kirshner Common Stock is issued and outstanding. All issued and outstanding shares of Kirshner Common Stock are legally issued, fully paid and nonassessable and have not been issued in violation of the Securities Act, the Securities Exchange Act or the preemptive or other rights of any third party. There are no warrants or options outstanding and there are no other outstanding subscriptions, convertible securities, or other agreements or commitments obligating Kirshner to issue or to transfer from treasury any shares of its capital stock of any class, other than the Convertible Debt. The Kirshner Exchange Shares represents all of the issued and outstanding Kirshner Common Stock.

        (c)    Subsidiaries.  Kirshner  has no subsidiaries.

        (d)    Tax Matters; Books & Records.

               (1) The books and records, financial and others, of Kirshner are in all material respects complete and correct and have been maintained in accordance with good business and generally accepted accounting practices.

               (2) Kirshner has no liabilities with respect to the payment of any country, federal, state, county or local taxes (including any deficiencies, interest or penalties).

               (3) Kirshner shall remain responsible for all debts incurred by Kirshner prior to the Closing Date (as hereinafter defined) provided that as of the Closing Date, the aggregate outstanding liabilities of Kirshner shall not exceed the amount of the Convertible Debt (as such term is hereinafter defined plus the costs and expenses associated with the transactions contemplated by this Agreement.

               (4) Neither Kirshner nor any of its properties or assets are subject to any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, that are not reflected in its financial statements for the period ended March 31, 2002 (the "Kirshner Financial Statements").

        (e) Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or threatened by or against or affecting Kirshner or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse affect on the business, operations, financial condition or income of Kirshner. Kirshner is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

        (f) Material Contract Defaults. Kirshner is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of Kirshner, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which International has not taken adequate steps to prevent such a default from occurring.

        (g) Information. None of the representations and warranties of Kirshner or other information concerning Kirshner set forth in this Agreement, in any schedule, exhibit or certificate furnished or to be furnished in connection with this Agreement are incomplete or inaccurate in any material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made in light of the circumstances under which they were made, not misleading.

        (h) Title and Related Matters. Kirshner has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interest in properties and assets, real and personal (collectively, the "Kirshner Assets"), as such Kirshner Assets are reflected in the Kirshner Financial Statements, free and clear of all liens, pledges, charges or encumbrances. Kirshner owns, free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever, all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with Kirshner's business. No third party has any right to, and Kirshner has not received any notice of infringement of or conflict with any asserted right of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly on in the aggregate, if the subject of an unfavorable decision ruling or finding, would have a materially adverse affect on the business, operations, financial conditions or income of Kirshner or any material portion of its properties, assets or rights.

        (i) Contracts. On the Closing Date (as hereinafter defined):

               (1)    There will be no material contracts,
       agreements franchises, license agreements, or other commitments to which Kirshner is a party or by which it or any of its properties are bound;

               (2) Kirshner will not be a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award that materially and adversely affects, or in the future may (as far as International can now foresee) materially and adversely affect , the business, operations, properties, assets or conditions of Kirshner; and

               (3) Kirshner will not be a party to any material oral or written: (I) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended;
       (iii) agreement, contract or indenture relating to the borrowing of money, except for the Convertible Debt; (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties, of obligations; (v) consulting or other contracts; (vi) collective bargaining agreement; and (vii) contract, agreement or other commitment.

        (j) Compliance With Laws and Regulations. Kirshner has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of International or would not result in Kirshner incurring material liability.

        (k) Insurance. All of the insurable properties of International are insured for Kirshner's benefit under valid and enforceable policy or policies containing substantially equivalent coverage and will be outstanding and in full force at the Closing Date (as hereinafter defined).

        (l) Approval of Agreement. The directors of Kirshner have taken all required action to authorize the Kirshner Responsible Party to execute this Agreement for the purposes indicated herein.

        (m) Material Transactions or Affiliations. Except as otherwise indicated herein, there are no material contracts or agreements of arrangement between Kirshner and any person, who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known to beneficially own ten percent (10%) or more of the issued and outstanding Kirshner Common Stock and which is to be performed in whole or in part after the date hereof. Except as indicated herein, Kirshner has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into material transactions with any such affiliated person.

        (n) No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which Kirshner is a party or to which any of its properties or operations are subject.

        (o) Governmental Authorizations. Kirshner has all licenses, franchises, permits or other governmental authorizations legally required to enable it to conduct its business in all material respects as conducted on the date hereof.

        (p) Filings. The Kirshner responsible Party will, to the best ability of the Kirshner Responsible Party, assist Kirshner in obtaining such financial statements and reports as may be necessary for International to comply with the requirements of the Securities Act and the Securities Exchange Act as a result of the transactions contemplated by this Agreement.

       3.      Representations and Warranties of Exchanging
Shareholders. Each Exchanging Shareholder represents and warrants to International, each of which such representations and warranties shall survive the Closing (as hereinafter defined) hereof and the consummation of the transactions contemplated hereby, that:

        (a)    Organization of Certain Shareholders.  If the
Exchanging Shareholder is a corporation or other entity, the Exchanging Shareholder is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

        (b) Authorization of Transaction. Each Exchanging Shareholder has full power and authority (including, if the Exchanging Shareholder is a corporation or other organization, full organizational power and authority) to execute and deliver this Agreement and to perform the obligations of Exchanging Shareholder hereunder. This Agreement constitutes the valid and legally binding obligation of the Exchanging Shareholder, enforceable in accordance with its terms and conditions. The Exchanging Shareholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the exchange transaction contemplated by this Agreement.

        (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the exchange transaction contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Exchanging Shareholder is subject or, if an Exchanging Shareholder is an entity, any provision of its organizational documents, or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Exchanging Shareholder is a party or by which the Exchanging Shareholder is bound or to which any of the assets of the Exchanging Shareholder is subject.

        (d) Brokers' Fees. No Exchanging Shareholder has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the exchange transaction contemplated by this Agreement for which International or Kirshner could become liable or obligated.

        (e)    Investment.  Each Exchanging Shareholder:

               (1) understands that the International Exchange Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, which depends upon, among other things, the accuracy of the required representations and warranties of the Exchanging Shareholders;

               (2) understands that there shall be imprinted on the face of each certificate representing the International Exchange Shares acquired by Exchanging Shareholders the following legend:

               THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH SECURITIES, OR AN OPINION OF THE ISSUER'S COUNSEL TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

               (3)    understands that the International Exchange
Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available, and Exchanging Shareholders acknowledge that International has no obligation whatsoever to register the International Exchange Shares under that Securities Act;

               (4) understands the provisions of Rule 144 (the "Rule") promulgated under the Securities Act permit limited resale of securities purchased in a private transaction, subject to the satisfaction of certain conditions as set forth in the Rule;

               (5) is acquiring the International Exchange Shares solely for the account of such Exchanging Shareholder for investment purposes, and not with a view to the distribution thereof;

               (6) is familiar with the requirements required to be designated as an Accredited Investor (as such term is defined under the Securities Act) and is an Accredited Investor with knowledge and experience in business and financial matters;

               (7)    has had the opportunity to obtain such
information as such Exchanging Shareholder desired in order to evaluate the merits and the risks inherent in acquiring and holding the International Exchange Shares;

               (8) is able to bear the economic risk and lack of liquidity inherent in holding the International Exchange Shares; and

        (f) Information. Exchanging Shareholders understand that Exchanging Shareholders are acquiring the International Exchange Shares without being furnished any offering literature or prospectus. THE EXCHANGING SHAREHOLDERS ACKNOWLEDGE THAT THE EXCHANGING SHAREHOLDERS HAVE OBTAINED SUCH INFORMATION OR DATA AS EXCHANGING SHAREHOLDERS MAY DEEM APPROPRIATE IN ORDER TO PROVIDE THE EXCHANGING SHAREHOLDERS WITH THE BASIS OF MAKING AN INFORMED INVESTMENT DECISION WITH RESPECT TO THE ACQUISITION OF THE INTERNATIONAL EXCHANGE SHARES. The Exchanging Shareholders have been given the opportunity to meet with representatives of International and to have such representatives answer any questions and provide any additional information regarding the terms and conditions of an investment in the International Exchange Shares as deemed relevant by the Exchanging Shareholder or as a result of any independent investigations made by any Exchanging Shareholder or by any Exchanging Shareholder's representative.

        (g) Indemnity. Each Exchanging Shareholder hereby, severally and not jointly, covenants and agrees to protect, indemnify and hold International, Kirshner and each of its officers, directors and shareholders, harmless from and against any and all claims, demands, causes of action, judgments, orders, decrees, damages, liabilities, court or other costs, attorney fees, reasonable costs of investigation and other costs and expenses whatsoever (I) arising out of or attributable to any breach or violation of, or the falsity, inaccuracy or failure of, any representation, warranty or covenant made by each such Exchanging Shareholder, and (ii) arising from or related to the acquisition, ownership or disposition of the International Exchange Shares in violation of any representation, warranty or covenant made by such Exchanging Shareholder.

        (h) Kirshner Exchange Shares. Each Exchanging Shareholder holds of record and owns beneficially the number of Kirshner Exchange Shares set forth next the name of such Exchanging Shareholder on Schedule 3.(h), free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. No Exchanging Shareholder is a party to any option, warrant, purchase right, or other contract or commitment that could require the Shareholder to sell, transfer, or otherwise dispose of any Kirshner Exchange Shares (other than this Agreement). The Kirshner Exchange Shares held by each such Exchanging Shareholder represents all of the issued and outstanding Kirshner Common Stock owned by such Exchanging Shareholder.

       4.      Exchange.

        (a) Share Exchange. Subject to all of the terms and conditions of this Agreement agrees to issue two hundred twenty
(220) shares of International Common Stock in exchange for each one
(1) Kirshner Exchange Share, for an aggregate issuance of 22,000,000 International Exchange Shares. The International Exchange Shares will be issued to the Exchanging Shareholders pursuant to the Transfer Agent Instruction (as hereinafter defined). Simultaneously with the exchange, International will issue 660,000 shares of International Common Stock in order to convert the Kirshner Convertible Debt into equity. Accordingly, International shall issue Twenty Two Million Six Hundred Sixty Thousand (22,660,000) International Shares in connection with the exchange and the debt conversion transactions. It is the expressed intention of International and the Exchanging Shareholders that as a result of the matters described in this Agreement and upon the occurrence of the Closing (as hereinafter defined) the Exchanging Shareholders shall own not less than seventy five and sixty one hundredths percent (75.61%) of the issued and outstanding International Common Stock, the recipients of the International Common Stock upon conversion of the Kirshner Convertible Debt shall own not less than two and twenty six one hundredths percent (2.26%) of the issued and outstanding International Common Stock and that all other holders collectively shall own the remainder of the outstanding International Common Stock.

        (b) Exemption from Registration. The Parties hereto intend that the International Exchange Shares to be issued by International to the Exchanging Shareholders shall be exempt from the registration requirements of the Securities Act pursuant to Sections 4(2) and 4(6) of the Act and the rules and regulations promulgated thereunder.

       5. Closing. The closing ("Closing") of the transactions contemplated by this Agreement shall occur on or about May 10, 2002 ( Closing Date ) as such location and in such manner as may be mutually determined by International and the Kirshner Responsible Party. At the Closing:

        (a) Each Exchanging Shareholder shall deliver the certificates representing the Kirshner Exchanging Shares to International duly endorsed or with a duly executed stock power.

        (b) Each Exchanging Shareholder shall receive a certificate or certificates representing the number of International Exchange Shares for which the Kirshner Exchange Shares shall have been exchanged, or in lieu thereof, each Exchanging Shareholder shall receive a copy of the irrevocable instruction to transfer agent (the "Transfer Agent Instruction") executed by the president of International, irrevocably authorizing the transfer agent to issue the International Exchange Shares to the Exchanging Shareholders.

       6. Conditions Precedent to Closing. The obligations of each of the Parties to conclude the Closing are subject to the satisfaction, at or before the Closing Date, of each of the following conditions (collectively, the "Actions"):

        (a)    Employment Agreement.  Donald Kirshner and
International shall execute that certain employment agreement (the "Kirshner Employment Agreement") in the form attached hereto as
Exhibit 6.(a).

        (b)    Contribution of Shares.  As set forth in paragraph
1.(b), Webb is the owner of the Webb Shares.   Accordingly, Webb
shall (I) contribute eighty eight million seven hundred fifty thousand (88,750,000) of the Webb Shares to the capital of International; and (ii) transfer two hundred fifty thousand of the Webb Shares to Donald Mastropietro. After such contribution and transfer, Webb shall retain 1,000,000 of the Webb Shares.

        (c) Sale Restriction Agreement. Webb shall execute that certain sale restriction agreement (the "Webb Restriction Agreement") in the form attached hereto as Exhibit 6.(c). The Webb Restriction Agreement shall, among other things, permit Webb to sell, transfer, encumber or otherwise dispose of the remaining 1,000,000 Webb Shares as follows:

               (1) not more than 250,000 of such Webb Shares after eighteen (18) months after the Closing Date;

               (2) an additional 250,000 of such Webb Shares after thirty (30) months after the Closing Date;

               (3) an additional 250,000 of such Webb Shares after forty two (42) months after the Closing Date; and

               (4) the remaining 250,000 of such Webb Shares after forty eight (48) months after the Closing Date.

        (d) Sale of International Common Stock and Receipt of Proceeds. International shall have concluded the offer and sale of One Million (1,000,000) shares of the International Common Stock pursuant to an exemption provided by Regulation D , Rule 506 under the Act to Accredited Investors (the "Offering"), and International shall have received proceeds of the Offering of not less than $275,000.00 (the "Offering Proceed"). On the Closing Date, the Offering Proceeds, shall be and remain in a bank account owned and controlled by International, and signature authority over such bank account shall be transferred to the New President (as hereinafter defined).

        (e)    Directors and Officers.

               (1) Effective on and as of the Closing, the existing directors (the "Existing Directors") of International shall appoint three (3) new directors (collectively, the "New Directors"), one (1) of which New Directors shall be Donald Kirshner, one (1) of which New Directors shall be a party selected by Donald Kirshner and one (1) of which New Directors shall be Donald Mastropietro. On and as of the appointment of the New Directors the Existing Directors and existing officers shall resign.

               (2)    The New Directors shall appoint Donald
       Kirshner as chief executive officer and president and shall appoint such other parties to such other offices as may be determined by the New Directors.

        (f)    Certain Actions by International.   International
shall execute that certain Rights Agreement (the "Rights Agreement") in the form attached hereto as Exhibit 6.(f). The Rights Agreement shall, for a period of six (6) months after the Closing Date:

               (1) prohibit International from registering any of its securities under the Act utilizing Form S-3 or Form S-8 or any substitution thereof or therefor;

               (2) prohibit International from engaging in any offering more than Ten Million (10,000,000) shares of International Common Stock or its securities convertible or exchangeable in to more than Ten Million (10,000,000) shares of International Common Stock, whether registered under the Act or pursuant to an exemption from the registration requirements under the Act; and

               (3) require that International to use its best efforts to timely and fully comply with the reporting requirements of the Securities Act and the Securities Exchange Act, including but not limited to those reports necessary to enable holders of International Common Stock to utilize the provisions of Rule 144 under the Securities Act in connection with the sale of International Common Stock.

       7. Conditions Precedent to Obligations of International. The obligations of International under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

        (a) Accuracy of Representations. The representations and warranties made by the Kirshner Responsible Party and the Exchanging Shareholders in this Agreement were true when made and shall be true on the Closing Date with the same force and effect as if such representations and warranties were made on the Closing Date (except for changes therein permitted by this Agreement), and Exchanging Shareholders shall have performed or compiled with all covenants and conditions required by this Agreement to be performed or complied with by Exchanging Shareholders prior to or at the Closing.

        (b) Certificate. International shall be furnished with a certificate, signed by the Kirshner Responsible Party and dated the Closing Date, to the effect that: (I) that the provisions of paragraph 7.(a) are true and correct; (ii) the Exchanging Shareholders have performed all covenants, satisfied all conditions, and complied with all other terms and provisions of this Agreement to be performed, satisfied or complied with by Exchanging Shareholders; (iii) since the Effective Date, Kirshner has not, other than as permitted hereunder, entered into any material transaction other than transactions which are usual and in the ordinary course if its business; and (iv) no litigation, proceeding, investigation or inquiry is pending or, to the best knowledge of the Kirshner Responsible Party, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed as a part of this Agreement, by or against International which might result in any material adverse change in any of the assets, properties, business or operations of Kirshner.

        (c) No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of Kirshner.

        (d) Other Items. International shall have received such further documents, certificates or instruments relating to the transactions contemplated hereby as International may reasonably request.

       8. Conditions Precedent to Obligations of Kirshner. The obligations of the Exchanging Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

        (a) Accuracy of Representations. The representations and warranties made by International in this Agreement were true when made and shall be true on the Closing Date with the same force and effect as if such representations and warranties were made on the Closing Date (except for changes therein permitted by this Agreement), and International shall have performed or compiled with all covenants and conditions required by this Agreement to be performed or complied with by International prior to or at the Closing.

        (b) Certificate. Exchanging Shareholders shall be furnished with a certificate, signed by the President of International and dated the Closing Date, to the effect that: (I) that the provisions of paragraph 8.(a) are true and correct; (ii) International has performed all covenants, satisfied all conditions, and complied with all other terms and provisions of this Agreement to be performed, satisfied or complied with by International; (iii) since the Effective Date, International has not, other than as permitted hereunder, entered into any material transaction other than transactions which are usual and in the ordinary course if its business; and (iv) no litigation, proceeding, investigation or inquiry is pending or, to the best knowledge of International, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed as a part of this Agreement, by or against International which might result in any material adverse change in any of the assets, properties, business or operations of International.

        (c) No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of International.

        (d) Other Items. The Exchanging Shareholders shall have received such further documents, certificates or instruments relating to the transactions contemplated hereby as the Kirshner
Responsible Party may reasonably request.

       9.      Special Covenants.

        (a) Events Prior to Closing. As of the Effective Date or as soon thereafter as practical, International and the Exchanging Shareholders shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions rulings or other instruments required by this Agreement to be so delivered, together with such other items as may be reasonably requested by the Parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

        (b) Access to Properties and Records. Prior to Closing, the Kirshner Responsible Party shall afford the officers and authorized representatives of International full access to the properties, books and records of Kirshner, in order that International may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Kirshner and the Kirshner Responsible Party will furnish International with such additional financial and operating data and other information as to the business and properties of Kirshner , as International shall from time to time reasonably request. Likewise, International shall afford the authorized representatives of Exchanging Shareholders full access to the properties, books and records of International, in order that Exchanging Shareholders may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of International and International will furnish the Exchanging Shareholders with such additional financial and operating data and other information as to the business and properties of International , as Exchanging Shareholders shall from time to time reasonably request

        (c)    Third Party Consents.  International and the
Exchanging Shareholders agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

        (d)    Actions of Parties after Effective Date.

               (1) From and after the Effective Date until the Closing Date, except as permitted or contemplated by this Agreement, International and the Kirshner Responsible Party will each use its best efforts to:

                      (A)     maintain and keep its properties in
       states of good repair and condition as exist on the Effective Date, except for depreciation due to ordinary wear and tear and damage due to casualty;

                      (B)     maintain in full force and effect
       insurance comparable in amount and in scope of coverage to that maintained by it on the Effective Date;

                      (C)     perform in all material respects all
       of its obligations under material contracts, leases and instruments relating to or affecting its assets, properties and business;

               (2) From and after the Effective Date until the Closing Date, International will not, without the prior consent of the Exchanging Parties:

                      (A)     except as otherwise specifically set
       forth herein, make any change in its articles of incorporation or bylaws;

                      (B)     declare or pay any dividend on its
       outstanding International Common Stock, except as may otherwise be required by law, or effect any stock split or otherwise change its capitalization, except as provided herein;

                      (C)     enter into or amend any employment,
       severance or agreements or arrangements with any directors or officers;

                      (D)     grant, confer or award any options,
       warrants, conversion rights or other rights not existing on the date hereof to acquire any International Common Stock; or

                      (E)     purchase or redeem any International
       Common Stock.

       10.     Termination.

        (a) This Agreement may be terminated by International or a majority of the Exchanging Shareholders, respectively, at any time prior to the Closing Date if:

               (1) there shall be any action or proceeding before any court or any governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and which, in the judgement of such Parities, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; or

               (2) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions; or

               (3)    in the event of any of the conditions
       specified in this Agreement shall not be fulfilled on or before the Closing Date, provided that a Party may elect to waive any such condition and conclude the Closing. The election to conclude the Closing shall not affect the right of such electing Party reasonably to require any responsible Party to continue to use its efforts to fulfill the unmet conditions.

        (b) This Agreement may be terminated at any time prior to the Closing Date by International if Exchanging Shareholders fail to comply in any material respect or with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of the Kirshner Responsible Party or the Exchanging Shareholders contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to the Kirshner Responsible Party and the Exchanging Shareholders. If this Agreement is terminated pursuant to this paragraph 10.(b), this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

        (c) This Agreement may be terminated at any time prior to the Closing Date by a majority of the Exchanging Shareholders if International shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of International contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to International. If this Agreement is terminated pursuant to this paragraph 10.(c), this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

        (d) In the event of termination pursuant to paragraph 10.(a) , no obligation, right, or liability shall arise hereunder and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated. In the event of termination pursuant to paragraphs 10.(b) or 10.(c), the breaching party shall bear all of the expenses incurred by the other party in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated.

       11.     Miscellaneous.

        (a) Brokers and Finders. Each party hereto hereby represents and warrants that it is under no obligation, express or implied, to pay any finders in connection with the bringing of the Parties together in the negotiation, execution, or consummation of this Agreement. The Parties each agree to indemnify the other against any claim by any third person for any commission, brokerage or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

        (b) Law, Forum and Jurisdiction. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida, United States of America.

        (c) Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram as indicated hereinafter or to such other addresses as shall be furnished in writing by any Party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed or telegraphed:

       If to International :  Anslow & Jaclin, LLP
                      4400 Route 9, 2nd Floor
                      Freehold, New Jersey 07728

       If to Kirshner:        5230 Speedwell Avenue
                      Suite 111
                      Morris Plains, New Jersey 07950

       With a copy to:               Edward H. Gilbert P.A.
                      5100 Town Center Circle, Suite 430
                      Boca Raton, Florida 3348

        (d) Attorneys' Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching Party or Parties shall reimburse the non-breaching Party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

        (e) Confidentiality. Each Party hereto agrees with the other Party that, unless and until the transactions contemplated by this Agreement have been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another Party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other Party, and shall not use such data or information or disclose the same to others, except: (I) to the extent such data is a matter of public knowledge or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

        (f) Schedules; Knowledge. Each Party is presumed to have full knowledge of all information set forth in the other Party's schedules delivered pursuant to this Agreement.

        (g) Third Party Beneficiaries. This Agreement is solely between International and the Exchanging Parties and except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

        (h) Entire Agreement. This Agreement represents the entire agreement between the Parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the Parties relating to the subject matter hereof. There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth herein. This Agreement may not be amended or modified, except by a written agreement signed by all Parties hereto.

        (i) Survival; Termination. The representations, warranties and covenants of the respective parties shall survive the Closing hereof and the consummation of the transactions herein contemplated for a period of eighteen (18) months after the Closing Date.

        (j) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

        (k) Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all Parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the Party or Parties for whose benefit the provision is intended.

        (l) Expenses. Each Party herein shall bear all of their respective costs and expenses incurred in connection with the negotiation and preparation of this Agreement and in the consummation of the transactions provided for herein.

        (m) Headings; Context. The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

        (n) Benefit. This Agreement shall be binding upon and shall inure only to the benefit of the Parties hereto, and their permitted assigns hereunder. This Agreement shall not be assigned by any Party without the prior written consent of the other Parties hereto.

        (o) Public Announcements. Except as may be required by law, none of the Parties hereto shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other Parties hereto.

        (p) Severability. In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective Parties hereto.

        (q)    No Strict Construction.  The language of this
Agreement shall be construed as a whole, according to its fair meaning and intent and not strictly for or against any Party hereto, regardless of who drafted or was principally responsible for drafting this Agreement.

        (r) Execution Knowing and Voluntary. In executing this Agreement, the Parties severally acknowledge and represent that each such Party: (I) has fully and carefully read and considered this Agreement; (ii) has been or has had the opportunity to be fully apprized of the legal effect and meaning of this Agreement and all terms and conditions hereof; and (iii) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.


                    (Signatures Appear Next Page)


       IN WITNESS WHEREOF, the corporate Parties hereto have caused this Agreement to be executed.



                              KIRSHNER INTERNATIONAL INC.


                              By:
_________________________________________
                                     Keith Webb, President



       Responsible Party hereby executes this Agreement for and on behalf of Kirshner Corporation solely in connection with those matters specifically relating to Kirshner Corporation as set forth herein.


                              KIRSHNER CORPORATION INC.


                              By:
_________________________________________
                                     Matt Wager, President

                   (Signatures Continue Next Page)
          EXCHANGING SHAREHOLDER COUNTERPART SIGNATURE PAGE



                                     Exchanging Shareholder:
                                     (Individual)



                                     Signature:
______________________________



_______________________________________
                                      (Print Name)



                                     Exchanging Shareholder:
                                     (Entity)



_______________________________________
                                      (Insert Shareholder Name)


                                     By:
___________________________________
                                      (Signature)


                                     _____________________,
_________________
                                     (Print Name)
                                                            (Insert
                                                            Capacity)

                              Schedule 1

    Exceptions to Representations and Warranties of International


                              Schedule 2

       Exceptions to Representations and Warranties of Kirshner


                            Schedule 1.(a)

                International Organizational Documents


                            Schedule 2.(a)

                  Kirshner Organizational Documents


                            Schedule 3.(h)

                 Schedule of Exchanging Shareholders


Donald and Sheila Kirshner, as Tenants by the Entireties    18,675,000
5030 Champion Boulevard, Suite 306
Boca Raton, Florida 33496

Edward H. Gilbert                                              250,000
5100 Town Center Circle, Suite 430
Boca Raton, Florida 33486

Matthew Wager                                                1,350,000
2227 US Highway One
North Brunswick, New Jersey 08902

Carol Wager                                                  1,000,000
2227 US Highway One
North Brunswick, New Jersey 08902

Stanley and Blanche Wager, as Tenants by the Entireties        225,000
2273 Renfrew Avenue
Elmont, New York 11003

Carol Wager, as Custodian for Danielle Wager                   250,000
227 US Highway One
North Brunswick, New Jersey 08902

Carol Wager, as Custodian for Stephanie Wager                  250,000
227 US Highway One
North Brunswick, New Jersey 08902

Total                                                       22,000,000

                            Schedule 6.(a)

                  The Kirshner Employment Agreement



                            Schedule 6.(c)

                    The Webb Restriction Agreement

                            Schedule 6.(f)

                         The Rights Agreement